EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Registration Statement on Form S-8 of Tag It Pacific, Inc. of our report, dated April 7, 2006, relating to our audit of the consolidated financial statements, which includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern and appears in the Annual Report on Form 10-K of Tag It Pacific, Inc. for the year ended December 31, 2005.

We also consent to the reference to our firm under the captions "Experts" in such Prospectus.


/S/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
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    SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
May 31, 2006